Exhibit 4.6

AMENDMENT NO. 4 TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 4, effective as of February 12, 2013 (the “Amendment”), amends the Shareholder Rights Agreement, dated as of June 23, 2009 (as amended by Amendment No. 1 dated as of May 6, 2011, Amendment No. 2 dated as of March 16, 2012, and Amendment No. 3 dated as of March 23, 2012, the “Rights Agreement”), between Plug Power Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation (the “Rights Agent”). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, the Company is conducting an underwritten public offering of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company and warrants to purchase Common Stock of the Company (the “Warrants” and the shares of Common Stock of the Company underlying such Warrants, the “Warrant Shares”) with Roth Capital Partners as the managing underwriter (the “February 2013 Offering” and the shares of Common Stock and Warrant Shares issued by the Company pursuant to the February 2013 Offering, the “February 2013 Offering Shares”);

WHEREAS, one or more investors that acquire February 2013 Offering Shares (the “Investing Stockholders”) may acquire or be deemed to have acquired or may have or be deemed to have, upon the closing of the February 2013 Offering, together with their respective Affiliates and Associates, Beneficial Ownership of shares of Common Stock of the Company representing 15% or more of the shares of Common Stock of the Company then outstanding;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement to provide that the Investing Stockholders and their Affiliates and Associates may acquire February 2013 Offering Shares without becoming Acquiring Persons provided that, generally, the aggregate Beneficial Ownership of an Investing Stockholder and its Affiliates and Associates does not at any time equal or exceed the percentage of the then outstanding shares of Common Stock Beneficially Owned by such Investing Stockholder and its Affiliates and Associates immediately following the closing of the February 2013 Offering, plus one-half of one percent (1/2%) (the “February 2013 Offering Exemption”);

WHEREAS, pursuant to Section 27 of the Rights Agreement and under the circumstances specified therein, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company;

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment; and

WHEREAS, the Board of Directors of the Company has determined that this Amendment and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Common Stock.

NOW, THEREFORE, the parties hereby agree as follows:

1. The following definitions in Section 1 of the Rights Agreement are hereby amended and restated as follows:

“(ss) “SSF Grandfathered Percentage” shall mean, with respect to any Grandfathered SSF Person, the percentage of the then outstanding shares of Common Stock Beneficially Owned by such Grandfathered SSF Person and its Affiliates and Associates immediately following the closing of the Company’s February 2013 underwritten public offering of Common Stock of the Company and warrants to purchase Common Stock of the Company (the “Warrants”) with Roth Capital Partners as the managing underwriter (the “February 2013 Offering”), plus three percent (3%); provided, however, that, in the event any Grandfathered SSF Person shall sell, transfer, or otherwise dispose of any shares of Common Stock of the Company after the date of this Amendment, the SSF Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered SSF Person, the lesser of (i) the SSF Grandfathered Percentage as in effect immediately prior to such sale, transfer or disposition or (ii) the percentage of outstanding shares of Common Stock of the Company that such Grandfathered SSF Person Beneficially Owns immediately following such sale, transfer or disposition, plus one-half of one percent (1/2%) .

(tt) “Grandfathered SSF Person” shall mean any of the SSF Stockholders and any Affiliate or Associate of any of the SSF Stockholders to the extent that any such Person has Beneficial Ownership of 15% or more of the then outstanding shares of Common Stock of the Company immediately following the closing of the February 2013 Offering. Notwithstanding anything to the contrary provided in this Agreement, any Grandfathered SSF Person who becomes the Beneficial Owner of less than 15% of the shares of Common Stock of the Company then outstanding shall cease to be a Grandfathered SSF Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a Grandfathered SSF Person.”

2. Section 1 of the Rights Agreement is hereby amended to add the following additional definitions:

“(uu) “February 2013 Offering Investing Stockholders” shall mean any investor (other than any SSF Stockholder) that acquires shares of Common Stock of the Company or Warrants pursuant to the February 2013 Offering and any of such investor’s Affiliates and Associates.

(vv) “February 2013 Offering Investor Grandfathered Percentage” shall mean, with respect to any February 2013 Offering Grandfathered Investor, the percentage of the then outstanding shares of Common Stock Beneficially Owned by such February 2013 Offering Grandfathered Investor and its Affiliates and Associates immediately following the closing of the February 2013 Offering, plus one half of one percent (1/2%); provided, however, that, in the event any February 2013 Offering Grandfathered Investor shall sell, transfer, or otherwise dispose of any shares of Common Stock of the Company after the date of this Amendment, the February 2013 Offering Investor Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such February 2013 Offering Grandfathered Investor, the lesser of (i) the February 2013 Offering Investor Grandfathered Percentage as in effect immediately prior to such sale, transfer or disposition or (ii) the percentage of outstanding shares of Common Stock of the Company that such February 2013 Offering Grandfathered Investor Beneficially Owns immediately following such sale, transfer or disposition, plus one-half of one percent (1/2%) .

(ww) “February 2013 Offering Grandfathered Investor” shall mean any of the February 2013 Offering Investors and any Affiliate or Associate of any of the February 2013 Offering Investors to the extent that any such Person has Beneficial Ownership of 15% or more of the then outstanding shares of Common Stock of the Company immediately following the closing of the February 2013 Offering. Notwithstanding anything to the contrary provided in this Agreement, any February 2013 Offering Grandfathered Investor who becomes the Beneficial Owner of less than 15% of the shares of Common Stock of the Company then outstanding shall cease to be a February 2013 Offering Grandfathered Investor and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a February 2013 Offering Grandfathered Investor.”

3. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include any Grandfathered Person, any INTER RAO Grandfathered Person, any SSF Grandfathered Person or any February 2013 Offering Grandfathered Investor, unless (A) with respect to a Grandfathered Person, such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the Grandfathered Percentage of such Grandfathered Person, (B) with respect to an

INTER RAO Grandfathered Person, such INTER RAO Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the INTER RAO Grandfathered Percentage of such INTER RAO Grandfathered Person, (C) with respect to an SSF Grandfathered Person, such SSF Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the SSF Grandfathered Percentage of such SSF Grandfathered Person, and (D) with respect to a February 2013 Offering Grandfathered Investor, such February 2013 Offering Grandfathered Investor becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the February 2013 Offering Investor Grandfathered Percentage of such February 2013 Offering Grandfathered Investor.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% (or in the case of a Grandfathered Person, INTER RAO Grandfathered Person, SSF Grandfathered Person or February 2013 Offering Grandfathered Investor, the Grandfathered Percentage, INTER RAO Grandfathered Percentage, SSF Grandfathered Percentage or February 2013 Offering Investor Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% (or in the case of a Grandfathered Person, INTER RAO Grandfathered Person, SSF Grandfathered Person or February 2013 Offering Grandfathered Investor, the Grandfathered Percentage, INTER RAO Grandfathered Percentage, SSF Grandfathered Percentage or February 2013 Offering Investor Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% (or in the case of a Grandfathered Person, INTER RAO Grandfathered Person, SSF Grandfathered Person or February 2013 Offering Grandfathered Investor, the Grandfathered Percentage, INTER RAO Grandfathered Percentage, SSF Grandfathered Percentage or February 2013 Offering Investor Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”

In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in the Agreement including without limitation in Sections 1(kk), 3(a) or 27, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).”

4. Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become the Beneficial Owner of 15% (or in the case of a Grandfathered Person, INTER RAO Grandfathered Person, SSF Grandfathered Person or February 2013 Offering Grandfathered Investor, the Grandfathered Percentage, INTER RAO Grandfathered Percentage, SSF Grandfathered Percentage or February 2013 Offering Investor Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company. Upon the Distribution Date, the Company shall send written notice to Rights Agent, and the Rights Agent will, as soon as practicable after receipt of such notice, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:	PLUG POWER, INC.

/s/ Gerard L. Conway	By:	/s/ Andrew Marsh
Name: Gerard L. Conway	Name:	Andrew Marsh
Title: General Counsel	Title:	President and Chief Executive Officer

Attest:	BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC, as Rights Agent

/s/ Jennifer Faulkner	By:	/s/ John P. Dunn
Name: Jennifer Faulkner	Name:	John P. Dunn
	Title:	Vice President

[Signature Page to Amendment No. 4 to Shareholder Rights Agreement]